Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3 No. 333- ) and related Prospectus of DelMar Pharmaceuticals, Inc. for the registration of 991,666 shares of its common stock and to the incorporation by reference therein of our report dated September 21, 2018, with respect to the consolidated financial statements of DelMar Pharmaceuticals, Inc. included in its Annual Report (Form 10-K) for the year ended June 30, 2018, filed with the Securities and Exchange Commission.

Vancouver, Canada,	/s/ Ernst & Young LLP
December 26, 2018	Chartered Professional Accountants